Exhibit 99.1

News Release

For More Information Contact
FOR IMMEDIATE RELEASE	Dane Anderson, CFO/VP
April 29, 2004	763-493-6370 / www.mocon.com

MOCON Announces First Quarter Results

MINNEAPOLIS, MN, April 29, 2004 – MOCON, Inc.  (Nasdaq:MOCO) today reported revenue and earnings for the quarter ending March 31, 2004.

Sales for the first quarter of 2004 were $5,753,000, an increase of 14 percent compared to $5,029,000 for 2003. Net income was $336,000, a 45 percent decrease compared to $607,000 in the first quarter of 2003. Net income per share was 6 cents (diluted) in the first quarter of 2004, a 45 percent decrease compared to 11 cents (diluted) for the same period in 2003.

Sales for the first quarter represent a new record for the Company and were positively impacted by the $863,000 in net additional revenue related to the acquisition of Paul Lippke Handels- GmbH (Lippke). Operating income for the first quarter was negatively affected by acquisition related charges including amortization of $57,000 related to purchased backlog, write-off of additional costs assigned to finished goods inventory under purchase accounting rules of $96,000, and ongoing amortization related to various other purchased intangibles of $44,000. The Company also incurred during the quarter one-time costs associated with the relocation of the Company’s Lab Connections subsidiary to Round Rock, Texas, totaling $78,900 and additional costs associated with the consolidation of the Company’s Baseline subsidiary manufacturing operations to Minneapolis, Minnesota. We believe both of these manufacturing consolidations will positively impact future operating income as reduced costs and increased operating efficiencies are realized. Bookings for the first quarter of 2004 were a record $6,580,000 which includes $881,000 in net additional bookings related to Lippke.

“We are pleased to report record revenue in the first quarter of 2004,” commented Robert L. Demorest, MOCON President and CEO. Mr. Demorest continued, “The acquisition of Lippke has had a positive impact on our first quarter revenue, and despite some of the initial amortization expenses relating to purchased backlog and revalued inventory which primarily are expected to affect first half 2004 expenses, we expect Lippke to have a positive impact on both revenues and operating income for the year as a whole.”

We continue to maintain a strong balance sheet, with cash and current and non-current marketable securities totaling $6,789,000, and no long-term debt. Total cash and marketable securities decreased slightly during the quarter after payment of a first quarter dividend totaling $351,000 and payment of the base purchase price of $802,688 for the acquisition of Lippke.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide. See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the above statements regarding reduced costs and increased operating efficiencies being realized, and Lippke being expected to have a positive impact on both revenues and operating income for the year as a whole, and can otherwise be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions. There are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Stock Market under the symbol MOCO.
MOCON is a registered trademark of MOCON, Inc.

MOCON, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA
(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA:   (unaudited)

	Quarter Ended March 31,
	2004	2003
Sales
Products	$5,291	$4,592
Consulting Services	462	437

Total Sales	5,753	5,029
Cost of Sales
Products	2,548	2,055
Consulting Services	220	216

Total Cost of Sales	2,768	2,271

Gross Profit	2,985	2,758

Research and Development Expense	342	346
Selling and Administrative Expense	2,157	1,511

Operating Income	486	901
Investment Income	21	32

Income Before Income Taxes	507	933
Income Taxes	171	326

Net Income	$336	$607

Net Income Per Common Share:
Basic	$0.06	$0.11
Diluted	$0.06	$0.11
Weighted Average Shares:
Basic	5,407	5,457
Diluted	5,527	5,531

BALANCE SHEET DATA:   (unaudited)

	March 31, 2004	December 31, 2003
Assets:
Cash and Marketable Securities	$6,389	$5,942
Accounts Receivable, Net	3,439	3,594
Inventories	4,126	3,762
Other Current Assets	598	669

Total Current Assets	14,552	13,967
Marketable Securities, Noncurrent	400	850
Fixed Assets, Net	2,155	2,099
Other Assets, Net	4,039	3,062

Total Assets	$21,146	$19,978

Liabilities and Stockholders’ Equity:
Total Current Liabilities	$3,637	$3,065
Total Long-Term Liabilities	795	198
Stockholders’ Equity	16,714	16,715

Total Liabilities and Stockholders’ Equity	$21,146	$19,978